Exhibit 99.1

December 22, 2005

Mr. Martin G. McGuinn

Chairman and Chief Executive Officer

Mellon Financial Corporation

One Mellon Center

Pittsburgh PA 15258-0001

Dear Marty,

I wrote to you on December 9 requesting an informal meeting with two of Mellon’s independent directors and have not heard back since. On the same day, you were quoted in The New York Times saying Mellon has “the mix of businesses that’s right” and that Mellon’s processing and portfolio management businesses are “complementary.” Unfortunately, since we were not afforded an opportunity to convey our concerns directly to members of the Board, we are sharing those concerns through this letter.

I am aware of your belief that Mellon has not materially underperformed its peers over a variety of time periods but beg to differ. Since you became CEO in 1998 through November 30 of this year, Mellon’s shares are up 10%, whereas a shareholder of State Street has enjoyed appreciation of about 100%, Northern Trust over 50%, T. Rowe Price and Franklin both over 100% and BlackRock (since its IPO in September 1999) almost 700%. Even the Bank of New York has appreciated more than Mellon.

This group of performers shares a common characteristic that is absent at Mellon: their primary business is either processing or investment management, but not both. This is the crux of the value enhancement strategy that many of your shareholders have been endorsing privately and publicly in the press. In contrast, Mellon has been unable to create value for its shareholders by dint of its being substantially engaged in both businesses. Our diligence indicates that the only measurable “complementary” activities between the two involved short-term treasury and investment operations for some clients and that contrary to your comments to us and others, the two businesses otherwise have little to do with one another.

In fact, keeping them together has denied Mellon shareholders the opportunity to reap both cost synergies available in consolidation with another processor, and revenue synergies in consolidation with another investment manager. These opportunities far outweigh whatever modest benefit may accrue from keeping them together. Furthermore, as it pertains to the investment management business, Mellon’s ability to attract and retain top talent may be constrained by the fact that in the past seven years your equity appreciation incentive program has been fruitless compared with competitors, whose top managers have enjoyed immense benefits from the appreciation of their companies’ stock price.

We also fail to understand how Mellon could hope to attract a capable new CEO acceptable to shareholders in light of the company’s persistent underperformance and resulting growing unrest among its largest shareholders. Absent a clear commitment by the Board to resolve Mellon’s rather obvious structural problem, we fear the company will only be able to attract a ‘status quo’ candidate either unwilling or unable to implement the transformational transactions necessary to split Mellon’s two businesses and release a very significant amount of trapped value.

As I have outlined to you consistently, our priorities for Mellon are to restructure so as to capture the maximum amount of revenue and expense synergies in both of its main businesses, get the best people to run both businesses and generate a premium valuation for Mellon. What we don’t care about are corporate divisional control, incumbency, headquarters’ location, whose name is on which business card and other “corporate ego” issues.

You have maintained that you are trying hard to solve Mellon’s issues and create value for shareholders. You further maintain that the heretofore mentioned “parochial” issues have sometimes been more of an impediment for some of your potential transaction partners than for Mellon. Perhaps. Nevertheless, such circumstances are no excuse for not separating Mellon’s two main businesses from one another. We fully appreciate that large transactions are complicated by myriad issues but Mellon’s structural status quo is no longer an option.

For instance, we understand that Mellon was seriously pursuing the acquisition of Merrill Lynch Investment Management (“MLIM”) for Mellon shares and we fear that the transaction did not proceed either because of Mellon’s refusal to allow the combined operation to be run by a MLIM executive, or its unwillingness to accept the compelling economics of separating Mellon’s newly expanded investment management operations from its processing businesses. If this is correct, your shareholders should be outraged that such a transaction was not consummated.

From a shareholder’s perspective, such a combination would create the largest investment manager in the world, one that would reap huge revenue synergies by exploiting the immense distribution capabilities of Mellon’s new partner and largest shareholder, Merrill Lynch. We believe that the value of these synergies far outweighs any premium Mellon would pay for MLIM. Furthermore, MLIM’s operating margins, like those of many other large investment managers, have been consistently superior to those at Mellon’s investment management operations excluding its private banking activities. Finally, the plan to use the transaction as an intermediary step towards separating Mellon’s processing businesses from its investment management business and aggressively growing the latter is the right strategy for the company.

In summary, shareholders have had a long, hard wait of over seven years to see Mellon create value. It’s time to do something other than hunker down and blame inaction on the limitations of the marketplace and potential transaction partners. As you know, your larger shareholders’ patience has worn thin for good reason.

Our offer to meet with Mellon’s directors still stands and a quick look at our track record as an investor in companies such as Janus, Morgan Stanley, Wendy’s and Circuit City shows that significant shareholder value can be created when management is open to our input. In each of those companies, the status quo did not continue and all are better off for it today.

Sincerely,

Richard Grubman
Managing Director